Exhibit 10.17

Addendum to Financing Agreement
(Inventory Financing)

          Summit Financial Resources, L.P., a Hawaii limited partnership (“Summit”), and Artisanal Cheese, LLC, a New York limited liability company (“Client”) have entered into a Financing Agreement dated February 19, 2009. Summit and Client desire to modify the Financing Agreement as set forth herein and agree as follows:

          1.          Definitions. Except as otherwise expressly provided herein, terms assigned defined meanings in the Financing Agreement shall have the same defined meanings in this Addendum to Financing Agreement.

          “Acceptable Inventory” means Inventory which consists of raw materials and finished goods, provided that (a) such Inventory is subject to no security interest, lien, or encumbrance of any nature whatsoever with priority over the security interest created by the Financing Agreement, except any liens for current taxes which are not delinquent, (b) such Inventory is in compliance with all of Client’s representations and warranties to Summit, (c) such Inventory is located at Client’s place of business, and (d) such Inventory is acceptable to Summit in all respects. Inventory which has been manufactured or processed into work in process shall not be Acceptable Inventory. “Acceptable Inventory” shall not include Inventory which, in the sole discretion of Summit, is damaged, out-dated, obsolete, or otherwise unacceptable to Summit.

          “Collateral Management Fee / Inventory” means One and Forty-Five One Hundredths Percent (1.45%) of the average outstanding inventory loan balance, due and payable monthly in arrears.

          “Inventory” means inventory as defined in Part (1) of the definition of Collateral in the Financing Agreement.

          2.          Inventory Advances. Summit may, in its sole discretion and without any duty to do so, elect from time to time to make advances based upon Acceptable Inventory. Advances based upon Acceptable Inventory shall be made only in accordance with the below formula, which formula may be changed or modified at any time in the discretion of Summit without the consent or approval of Borrower:

          Advances based upon Acceptable Inventory may be made upon request of Client so long as the aggregate amount of all advances based upon Acceptable Inventory outstanding and unpaid does not exceed the lesser of: (a) Fifty Percent (50.00%) of the lower of cost or market value, as determined by Summit, of the Acceptable Inventory, (b) eighty percent of the net orderly liquidation value (NOLV) of Acceptable Inventory as determined by an independent appraiser acceptable to Summit, (c) Three Hundred Fifty Thousand Dollars ($350,000), (d) Fifty Percent (50.00%) of Client’s outstanding Acceptable Accounts, and (e) together with the aggregate amount of all other outstanding advances, the Maximum Credit Line.

          3.          Terms of Inventory Advance. Advances based upon Acceptable Inventory shall be subject to all fees, including the Collateral Management Fee / Inventory, commissions, charges, terms and conditions applicable to any other advance under the Financing Agreement, except that the “Daily Funds Rate” for purposes of determining charges for Advances based upon Acceptable Inventory shall mean the Prime Rate (as published in the Wall Street Journal) plus Two Percent (2.00%). The Daily Funds Charges shall be due and payable monthly, in arrears.

          Advances based upon Acceptable Inventory shall be due and payable as follows: (a) If at any time the aggregate outstanding amount of advances against Inventory exceeds the amount authorized by this Agreement, such excess shall be immediately due and payable in full; and (b) all such advances shall be immediately due and payable in full upon occurrence of an Event of Default which is not timely cured or upon occurrence of termination of the right of Client to submit accounts to Summit for financing.

          All amounts owing to Summit relating to advances based upon Acceptable Inventory may be deducted from advances based upon accounts, the Reserve, and any other amounts owing to Client by Summit.

Artisanal Cheese, LLC
New York, NY

          4.          Secured by Collateral. The Collateral shall secure all obligations of Client to Summit arising under or relating to this Addendum to Financing Agreement.

          5.          Perpetual Inventory Report. Client agrees to deliver an inventory report to Summit on the fifteenth (15th) day of each month, identifying and describing the Acceptable Inventory in form and content acceptable to Summit.

          6.          Rights and Remedies. Summit shall be entitled to all rights and remedies concerning an advance based upon Acceptable Inventory as are provided for advances under the Financing Agreement.

          7.          Integrated Agreements. This Addendum to Financing Agreement, together with the Financing Agreement, and the documents identified or contemplated therein, constitute the entire agreement between Summit and Client and may not be altered or amended except by written agreement signed by Summit and Client. No provision hereof or thereof may be waived by Summit except upon written waiver executed by Summit. The Financing Agreement and this Addendum to Financing Agreement shall be read and construed together as one agreement. This Addendum to Financing Agreement shall be governed by and construed in accordance with the laws of the State of Utah and shall be deemed to have been executed by the parties in the State of Utah.

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Artisanal Cheese, LLC
New York, NY

          8.          Financing Agreement Remains in Full Force and Effect. Except as expressly modified by this Addendum to Financing Agreement, the Financing Agreement remains in full force and effect.

Dated: February 19, 2009.
SUMMIT FINANCIAL RESOURCES, L.P.

	By	:/s/ Gordon P. LaHaye

Name: Gordon P. LaHaye

Its: President

Artisanal Cheese, LLC

By	: /s/ Daniel W. Dowe

Name: Daniel W. Dowe

Its: President

          The undersigned, constituting all of the guarantors of the obligations of Client under the Financing Agreement pursuant to Guarantee dated February 19, 2009, hereby consent to and authorize the foregoing Addendum to Financing Agreement (Inventory Financing) and agree and acknowledge that the obligations of Client created thereunder will be subject to and guaranteed by the Guarantee.

Daniel W. Dowe, as an Individual

/s/ Daniel W. Dowe

American Home Food Products, Inc.

By	: /s/ Daniel W. Dowe

Name: Daniel W. Dowe

Its: President

Artisanal Cheese, LLC
New York, NY